CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 17, 1998 relating to the financial statements and financial highlights appearing in the May 31, 1998 Annual Report to Shareholders of T. Rowe Price U.S. Treasury Funds, Inc.(comprised of U.S. Treasury Money Fund, U.S. Treasury Intermediate Fund, and U.S. Treasury Long-Term Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


/s/PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Baltimore, Maryland
July 31, 1998